Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of July 7, 2015, among TRI Pointe Group, Inc., a Delaware corporation (“TPG”), TRI Pointe Homes, Inc., a Delaware corporation (“TPH”), and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture referred to below.

WITNESSETH

WHEREAS, TPH is the Issuer under that certain indenture dated as of June 13, 2014, as supplemented by the First Supplemental Indenture dated as of June 14, 2014 and the Second Supplemental Indenture dated as of July 7, 2014 (as so supplemented, the “Indenture”) among TPH, the Trustee and the guarantors party thereto, providing for the issuance by the Issuer of its 5.875% Senior Notes due 2024 (the “Notes”);

WHEREAS, Section 8.01(ix) of the Indenture provides that the Issuer and the Trustee may amend, waive or supplement the Indenture without consent of any Holder to make any change that does not materially adversely affect the rights of any Holder thereunder as determined in good faith by the Board of Directors;

WHEREAS, the Board of Directors has determined in good faith that the changes contained in this Supplemental Indenture, including causing TPG to become the Co-Issuer of the Notes with TPH and assume, as a co-issuer with TPH, the obligations of an issuer under the Indenture, does not materially adversely affect the rights of any Holder;

WHEREAS, TPG and TPH are to become co-issuers under the Indenture and the Notes and each of TPG and TPH shall, after execution and delivery of this Supplemental Indenture by the parties hereto, assume all the obligations of an issuer under the Indenture and the Notes on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 8.01(ix) of the Indenture, TPH and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, TPH, TPG and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. AMENDMENT. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

2. AGREEMENT.

(a) TPG hereby agrees to become, together with TPH, a party to the Indenture as Issuer, and as such will have all of the rights and be subject to all of the obligations and agreements of the Issuer under the Indenture and the Notes, effective upon the execution and delivery of this Supplemental Indenture.

(b) The definition of “Issuer” set forth in Section 1.01 of the Indenture is hereby amended and restated to read as follows: “Issuer” means, collectively, jointly and severally, TPG and TPH, and thereafter any successor of TPG or TPH which replaces TPG or TPH pursuant to Article Five.

(c) The definition of “TPG” is hereby added to Section 1.01 of the Indenture in proper alphabetical order as follows: “TPG” means TRI Pointe Group, Inc., a Delaware corporation.

(d) Section 4.02 of the Indenture is hereby amended to replace all references in such section to “Issuer” with “TPG”.

(e) A new Section 4.16 shall be added to the Indenture as follows:

SECTION 4.16 TPG Covenants.

TPG shall not engage in any business or activity other than: (a) its ownership of all of the Equity Interests in TPH and activities incidental thereto, (b) performing its obligations under this Indenture, (c) performing its obligations as borrower under the Credit Agreement and with respect to any other Indebtedness and other obligations permitted to be incurred under this Indenture, (d) any action required by law to maintain its existence, (e) any issuance or sale of its Equity Interests and (f) any other activities customarily performed in the good faith judgment of TPG by a holding company, including without limitation the provision of managerial, treasury and other administrative functions, for or on behalf of itself, TPH and TPH’s subsidiaries and affiliates.

3. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

5. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by TPG and TPH.

7. BENEFITS ACKNOWLEDGED. TPG acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that its obligation to become an issuer of the Notes pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

8. SUCCESSORS. All agreements of TPH and TPG in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9. WAIVER OF JURY TRIAL. EACH OF TPH, TPG AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

10. RATIFICATION OF THE INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

11. NOTICES. All notices and other communications to the Issuer shall be given as provided in the Indenture to TPG at the address set forth below.

TRI POINTE GROUP, INC.

PO Box 57088

Irvine, CA 92619

Attention: Legal Department

Fax Number: (949) 478-8601

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

TRI POINTE GROUP, INC., as Issuer

By:	/s/ Michael D. Grubbs
Name:	Michael D. Grubbs
Title:	Chief Financial Officer

TRI POINTE HOMES, INC., as Issuer

By:	/s/ Michael D. Grubbs
Name:	Michael D. Grubbs
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Georgina Thomas
Name:	Georgina Thomas
Title:	Assistant Vice President

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